EXHIBIT 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Unilife Corporation, a Delaware corporation (the “Corporation”), hereby constitute and appoint Alan Shortall and Daniel Calvert and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Corporation, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of Common Stock, par value $0.01 per share, of the Corporation pursuant to the Unilife Corporation 2009 Stock Incentive Plan and Unilife Corporation Employee Stock Option Plan (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan Shortall Alan Shortall	Chief Executive Officer and Director (principal executive officer)	February 17, 2010

/s/ Daniel Calvert Daniel Calvert	Chief Financial Officer (principal financial officer and principal accounting officer)	February 17, 2010

/s/ John Lund John Lund	Director	February 17, 2010

/s/ William Galle William Galle	Director	February 17, 2010

/s/ Jeff Carter Jeff Carter	Director	February 17, 2010

/s/ Jim Bosnjak Jim Bosnjak	Chairman and Director	February 17, 2010